UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 31, 2011

NetREIT, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND (State of other jurisdiction of incorporation)	000-53673 (Commission File Number)	33-0841255 (I.R.S. Employer Identification No.)
1282 Pacific Oaks Place Escondido, California 92029 (Address of principal executive offices) (Zip Code)
(760) 471-8536 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.

On January 31, 2011, NetREIT, Inc., a Maryland corporation (“Company”) entered into a Purchase and Sale Agreement and Joint Escrow Instructions (“Agreement”) to acquire the Dakota Bank Building (“Premises”) located in Fargo, North Dakota from Dakota Bank Building Limited Partnership, an Illinois limited partnership (“Seller”) for the sum of Nine Million Five Hundred Thousand Dollars ($9,500,000).

The Agreement contemplates the purchase of the Premises, a six-story, two building office complex built in 1981 and 1986 located on 1.58 acres in downtown Fargo, North Dakota, a city of approximately 90,599 people and  recently ranked by Money Magazine as one of America’s best places to live.  The Premises consists of approximately120,000 rentable square feet and is currently 98% leased with one master tenant and two additional tenants who comprise approximately 90% of the leased Premises.

Subject to the findings of the review conducted during the due diligence period, the Company intends to finance up to six million one hundred seventy five thousand ($6,175,000) of the purchase price, with the remainder to be paid as cash to complete the acquisition of the Premises.  The Company shall have until the due diligence deadline, or approximately March 15, 2011, to review pertinent documents including but not limited to the preliminary title report, physical inspections, environmental and natural hazard plans, permits, reports and related information, contracts, leases, and historical financial information.   In addition, consummation of the Agreement is contingent on the Company obtaining from a lender reasonably acceptable to the Company a commitment to lend on terms and conditions satisfactory to the Company in their sole and absolute discretion which shall be secured by the Premises in accordance with the Agreement. The Company can provide no assurance that the acquisition will be completed.

The Company anticipates a closing date completing the acquisition of the Premises to be approximately March 30, 2011, subject to the satisfaction of customary closing conditions and extensions permitted under the Agreement.

The foregoing summary of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Agreement, which is attached as Exhibit 10.18 and incorporated herein by reference.

The Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Agreement are made only for purposes of the Agreement and as of specified dates, are solely for the benefit of the parties to the Agreement, and are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement. The representations and warranties may be made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Seller, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01                      Financial Statements and Exhibits

10.18	Purchase & Sale Agreement and Joint Escrow Instructions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetREIT, Inc.
Date: February 3, 2011	By:	/s/ Kenneth W. Elsberry
Kenneth W. Elsberry,
Chief Financial Officer